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                                                                    EXHIBIT 23.5
                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 21, 2002 on the consolidated balance sheets of Asbury Automotive Group L.L.C. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2001, included in Asbury Automotive Group L.L.C.'s registration statement no. 333-65998 and to all references to our Firm included in this registration statement.



/s/ Arthur Andersen LLP
-------------------------
Stamford, Connecticut
March 18, 2002